JPMorgan Chase Financial Company LLC

Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement Nos. 333-236659 and 333-236659-01

Dated April 3, 2023

18.5m KRE Enhanced Trigger Jump Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement and prospectus and the “Risk Considerations” on the following page, prior to making an investment decision.

SUMMARY TERMS
Issuer:	JPMorgan Chase Financial Company LLC (“JPMorgan Financial”)
Guarantor:	JPMorgan Chase & Co.
ETF Shares:	Shares of the SPDR® S&P® Regional Banking ETF (Bloomberg ticker: KRE UP Equity)
Payment at maturity:

If the final share price is greater than or equal to the trigger level, you will receive at maturity a cash payment per $1,000 stated principal amount security equal to:

$1,000 + upside payment

If the final share price is less than the trigger level, you will receive at maturity a cash payment per $1,000 stated principal amount security equal to:

$1,000 × share performance factor

This amount will be less than the stated principal amount of $1,000 and will represent a loss of more than 20%, and possibly all, of your principal amount.

Upside payment:	At least $243.50 per $1,000 stated principal amount security (at least 24.35% of the stated principal amount)
Trigger level:	, which is 80% of the initial share price
Share performance factor:	final share price / initial share price
Initial share price:	The closing price of one ETF Share on the pricing date
Final share price:	The closing price of one ETF Share on the valuation date
Share adjustment factor:	The share adjustment factor is referenced in determining the closing price of one ETF Share and is set initially at 1.0 on the pricing date. The share adjustment factor is subject to adjustment in the event of certain events affecting the ETF Shares. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement.
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	Expected to be April 14, 2023
Original issue date (settlement date):	3 business days after the pricing date
Valuation date†:	October 31, 2024
Maturity date†:	November 5, 2024
CUSIP / ISIN:	48133VTQ3 / US48133VTQ31
Preliminary pricing supplement:	http://www.sec.gov/Archives/edgar/data/1665650/000121390023026066/ ea152349_424b2.htm

†Subject to postponement

The estimated value of the securities on the pricing date will be provided in the pricing supplement and will not be less than $920.00 per security. For information about the estimated value of the securities, which likely will be lower than the price you paid for the securities, please see the hyperlink above.

Any payment on the securities is subject to the credit risk of JPMorgan Financial as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

Enhanced Trigger Jump Securities Payoff Diagram*

The Enhanced Trigger Jump Securities
The ETF Shares
$2,000.00
$1,800.00
$1,600.00
$1,400.00
$1,200.00
$1,000.00
$800.00
$600.00
$400.00
$200.00
Payment at Maturity on the Enhanced Trigger Jump Securities
$1,000 + $243.50 Hypothetical Upside Payment
$1,000 Stated Principal Amount
-20.00%
24.35%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Percentage Change in the ETF Shares

*The actual upside payment will be provided in the pricing supplement and will not be less than $243.50 per security.

Change in ETF Shares	Return on the Seurities*
80.00%	24.35%
70.00%	24.35%
60.00%	24.35%
50.00%	24.35%
40.00%	24.35%
30.00%	24.35%
24.35%	24.35%
20.00%	24.35%
10.00%	24.35%
5.00%	24.35%
1.00%	24.35%
0.00%	24.35%
-10.00%	24.35%
-20.00%	24.35%
-20.01%	-20.01%
-30.00%	-30.00%
-40.00%	-40.00%
-50.00%	-50.00%
-60.00%	-60.00%
-80.00%	-80.00%
-100.00%	-100.00%
*Assumes an upside payment of 24.35% of the stated principal amount

JPMorgan Chase Financial Company LLC

18.5m KRE Enhanced Trigger Jump Securities

ETF Shares

For more information about the ETF Shares, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks identified below are not exhaustive. Please see “Risk Factors” in the accompanying prospectus supplement, product supplement, underlying supplement and preliminary pricing supplement for additional information.

Risks Relating to the Securities Generally

▪	The securities do not pay interest or guarantee the return of any principal and your investment in the securities may result in a loss.
▪	Appreciation potential is fixed and limited.
▪	Your ability to receive the upside payment may terminate on the valuation date.
▪	The securities are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the securities.
▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets.
▪	The benefit provided by the trigger level may terminate on the valuation date
▪	Secondary trading may be limited.
▪	The final terms and estimated valuation of the securities will be provided in the pricing supplement.
▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to Conflicts of Interest

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

▪	The estimated value of the securities will be lower than the original issue price (price to public) of the securities.
▪	The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates.
▪	The estimated value of the securities is derived by reference to an internal funding rate.
▪	The value of the securities as published by J.P. Morgan Securities LLC (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period.
▪	Secondary market prices of the securities will likely be lower than the original issue price of the securities.
▪	Secondary market prices of the securities will be impacted by many economic and market factors.

Risks Relating to the ETF Shares

▪	Investing in the securities is not equivalent to investing in the ETF Shares.
▪	Adjustments to the ETF Shares or the underlying index could adversely affect the value of the securities.
▪	There are risks associated with the ETF Shares.
▪	The performance and market value of the ETF Shares, particularly during periods of market volatility, may not correlate with the performance of the underlying index as well as the net asset value per ETF Share.
▪	The securities are subject to risks associated with the banking industry.
▪	Recent executive orders may adversely affect the performance of the ETF Shares.
▪	Governmental legislative and regulatory actions, including sanctions, could adversely affect your investment in the securities.
▪	The anti-dilution protection for the ETF shares is limited.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under “Additional Information about the Securities — Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.